Exhibit 99.3

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS ANNOUNCES FAVORABLE OUTCOME IN BINDING ARBITRATION
OVER RIGHTS TO IMC-11F8

New York, NY – April 4, 2006 – ImClone Systems Incorporated (NASDAQ: IMCL) announced today that the arbitrator has decided in favor of ImClone Systems in a dispute between the Company and Merck KGaA over rights to develop and commercialize the ImClone Systems-developed IgG1 monoclonal antibody IMC-11F8. The decision, which is binding and cannot be appealed, leaves the exclusive rights to develop and commercialize IMC-11F8 outside the United States and Canada to ImClone Systems. Commercial rights to this antibody in the U.S., Canada and Japan fall within the scope of ImClone Systems’ commercial agreement with Bristol-Myers Squibb regarding ERBITUX®.

IMC-11F8, currently in Phase I testing in Europe, is a fully human, high-affinity antibody that blocks ligand-dependent activation of the epidermal growth factor receptor (EGFR). The preliminary results of the Phase I trial, which is projected to achieve its objectives and close to patient accrual in the second half of 2006, will be reported at the American Society of Clinical Oncology 2006 annual meeting. Disease-directed developmental trials of IMC-11F8 are projected to begin in the second half of 2006. Pre-clinical in vitro studies have shown that the antibody inhibits EGFR activation, downstream signaling pathways and growth of human tumor cells. In pre-clinical human tumor xenograft models, IMC-11F8 suppresses the growth of EGFR-positive tumors and enhances the activity of chemotherapeutic drugs when used in combination.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.

Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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